Exhibit 99.8

INFORMATION ABOUT NRO

Description of the Business

Certain aspects of the presentation of NRO’s results of operations have been conformed for purposes of presenting comparable results. For full historical financial statements of NRO for the periods presented, please see the financial statements of NRO for the six months ended June 30, 2024 filed herewith, and for the year ended December 31, 2023 previously filed.

Nickel Road Operating LLC, a Delaware limited liability company, and its subsidiaries, (herein referred to collectively as “NRO”) is a private, independent, and private equity backed exploration and production company founded in 2017. NRO focuses on the acquisition, development, and production of oil and natural gas reserves in Weld County, Colorado, in the Greater Wattenberg Field of Colorado’s Denver-Julesburg Basin (the “DJ Basin”). NRO has developed its acreage by drilling horizontal wells targeting the Codell and Niobrara formations. As of December 31, 2023, NRO operated 26 wells in the DJ Basin and maintained 90 operated well permits issued by the Colorado Energy and Carbon Management Commission (“CECMC”) to drill undeveloped locations. Net production from NRO’s properties for the six months ended June 30, 2024, was approximately 2,300 Boe per day, of which 66% was oil. According to a report prepared by CG&A, total proved reserves associated with NRO’s properties were 16.4 MMboe as of December 31, 2023, of which 31% were proved developed. NRO’s operations are all conducted onshore in the United States. On October 1, 2024, Prairie Operating Co. (“Prairie”), completed the previously announced $84.5 million acquisition of NRO’s oil-weighted assets (the “NRO Acquisition).

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Nickel Road Operating LLC

General and Basis of Presentation

NRO derived substantially all of its revenue from the sale of oil, natural gas and NGLs that are produced from interests in its properties. Oil, natural gas and NGL prices are inherently volatile and are influenced by many factors outside of NRO’s control. To achieve more predictable cash flows and to reduce its exposure to downward price fluctuations, NRO has historically used derivative instruments to hedge future sales prices and basis differentials on a portion of its oil, natural gas and NGL production. In January 2024, in connection with the NRO Agreement, NRO liquidated all of its outstanding hedges. NRO’s historical commodity derivative instruments include swaps and costless collars. NRO’s derivative strategy, including the volumes and commodities covered and the relevant fixed and market prices, was based in part on NRO’s management’s view of expected future market conditions, capital spending plans, and analysis of well-level economic return potential.

NRO focused its efforts on increasing oil, natural gas and NGLs production and reserves while controlling costs at a level that is appropriate for long-term sustainable operations. NRO’s future earnings and cash flows are dependent on its ability to manage revenues and overall cost structure at a level that allows for profitable production.

Divestiture of assets and acreage in 2022 and 2023

In July 2022, NRO closed on the divestiture of upstream assets including 2,752 net acres, 321 net royalty acres, and 17 producing horizontal wells (5 operated and 12 non-operated, royalty or overriding royalty) for $64 million (the “2022 NRO Divestiture”). The divested assets produced 672 Boe per day for the six months ended June 30, 2022, with total proved reserves of 3,024 Mboe as of December 31, 2021. This transaction is described further in NRO’s financial statements and footnotes.

In August 2023, NRO closed on the divestiture of upstream assets including 896 net royalty acres for $7 million (the “2023 NRO Divestiture” and, together with the 2022 NRO Divestiture, the “NRO Divestitures”). The divested assets produced 86 Boe per day in the seven months ended July 31, 2023, with 253 Mboe of proved reserves as of December 31, 2022. This transaction is described further in NRO’s financial statements and footnotes.

Overview

The following table presents NRO’s production volumes and financial highlights, inclusive of assets sold in the NRO Divestitures through the date of sale, for the six months ended June 30, 2024 and 2023:

	Six Months Ended June 30,
	2024		2023
	Period Total	Per Day	Period Total	Per Day
Production Sales Volume Data:
Oil (Mbbls)	278	1.5	298	1.6
Gas (MMcf)	471	2.6	354	2.0
NGLs (Mbbls)	62	0.3	68	0.4
Financial Data (thousands):
Revenue	$21,666		$22,474
Income from operations	$7,770		$6,965

NRO’s revenues for the six months ended June 30, 2024 decreased by $0.8 million compared to the six months ended June 30, 2023 primarily due to a slight decrease in commodity prices and production volumes. NRO’s income from operations for the six months ended June 30, 2024 increased by $0.8 million compared to the six months ended June 30, 2023 mostly due to a decrease in operating expenses partially offset with the decrease in revenue.

Results of Operations

Six Months Ended June 30, 2024, vs. Six Months Ended June 30, 2023

	Six Months Ended June 30,
	2024	2023	$ Change	% Change
	(Thousands)
Revenues:
Oil revenue	$21,016	$21,569	$(553)	(3)%
Gas revenue	246	326	(80)	(25)%
NGL revenue	404	579	(175)	(30)%
Total revenues	$21,666	$22,474	$(808)	(4)%

Oil Revenue

Oil revenues for the six months ended June 30, 2024 decreased $0.6 million, or 3%, from the six months ended June 30, 2023, related to lower oil production. The following table reflects oil prices, the price impact of NRO’s derivative settlements and oil production volumes for the six months ended June 30, 2024 and 2023.

	Six Months Ended June 30,
	2024	2023
Oil revenue (per barrel)	$75.60	$72.38
Impact of net cash (paid) received related to settlement of derivatives (per barrel)(1)	—	(0.40)
Oil net price including all derivative settlements (per barrel)	$75.72	$71.98
Oil production volumes (Mbbls)	278	298
Per day oil production volumes (Mbbls/d)	1.5	1.6

(1)	Included in net gain (loss) on derivatives on the Condensed Consolidated Statements of Operations.

Gas Revenue

Natural gas revenue for the six months ended June 30, 2024 decreased $0.1 million, or 25%, from the six months ended June 30, 2023, related to lower natural gas sales prices, partially offset by higher production. The following table reflects natural gas prices, the price impact of NRO’s derivative settlements and natural gas production volumes for the six months ended June 30, 2024 and 2023.

	Six Months Ended June 30,
	2024	2023
Natural gas revenue (per Mcf)	$0.52	$0.92
Impact of net cash (paid) received related to settlement of derivatives (per Mcf)(1)	—	(0.48)
Natural gas net price including all derivative settlements (per Mcf)	$0.52	$0.44
Natural gas production volumes (MMcf)	471	354
Per day natural gas production volumes (MMcf/d)	2.6	2.0

(1)	Included in net gain (loss) on derivatives on the Condensed Consolidated Statements of Operations.

NGL revenue:

NGL revenue for the six months ended June 30, 2024 decreased $0.2 million, or 30%, from the six months ended June 30, 2023, related to lower sales prices and lower production. The following table reflects NGL prices and NGL production volumes for the six months ended June 30, 2024 and 2023. NRO did not have any derivative settlements related to its NGL volumes for the six months ended June 30, 2024 and 2023.

	Six Months Ended June 30,
	2024	2023
NGL revenue (per barrel)	$6.52	$8.51
NGL production volumes (Mbbls)	62	68
Per day NGL production volumes (Mbbls/d)	0.3	0.4

Operating expenses and income from operations analysis:

	Six Months Ended June 30,				Per Boe Expense
	2024	2023	$ Change	% Change	2024	2023
	(Thousands)				(Thousands)
Operating Expenses:
Lease operating expenses	$2,936	$2,359	$577	24%	$7.01	$5.55
Production taxes	1,663	1,723	(60)	(3)%	3.97	4.05
Depletion, depreciation, and amortization	7,093	9,187	(2,094)	(23)%	16.93	21.62
General and administrative	2,204	2,239	(35)	(2)%	5.25	5.27
Total operating expenses	$13,896	$15,508	$(1,612)	(10)%	$33.16	$36.49
Income from operations	$7,770	$6,965	$805	12%	$18.54	$16.39

Lease operating expenses increased $0.6 million for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, related to increased operating activity, well counts and service cost inflation.

Production taxes decreased $0.1 million for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, due to lower revenue from lower commodity prices and lower sales volumes.

Depletion, depreciation and amortization decreased $2.1 million for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, primarily related to lower proved reserves resulting from lower commodity prices.

General and administrative expenses decreased $0.04 million for the six months ended June 30, 2024 compared to the six months ended June 30, 2023, related to lower expenses incurred on labor-related costs.

Results below include income from operations:

	Six Months Ended June 30,
	2024	2023	$ Change	% Change
	(Thousands)
Income from operations	$7,770	$6,965	$805	12%
(Loss) gain on commodity derivatives	(48)	2,290	(2,338)	(102)%
Net interest expense	(903)	(1,127)	224	(20)%
Other expense	(466)	(35)	(431)	NM
Net income	$6,353	$8,093	$(1,740)	(22)%

NM:	A percentage calculation is not meaningful due to change in signs, a zero-value denominator, or a percentage change greater than 200.

NRO had a $2.3 million decrease in derivative instruments for the six months ended June 30, 2024, compared to the six months ended June 30, 2023 due to having no outstanding hedges as of June 30, 2024.

The $0.2 million decrease in interest expense for the six months ended June 30, 2024 compared to the six months ended June 30, 2023 relates to lower average debt outstanding.

The $0.4 million increase in other expenses for the six months ended June 30, 2024 compared to the six months ended June 30, 2023 is due to transaction related expenses of the NRO Acquisition.

Year ended December 31, 2023, vs. Year ended December 31, 2022

	Year ended December 31,
	2023	2022	$ Change	% Change
	(Thousands)
Revenues:
Oil revenue	$46,309	$57,744	$(11,435)	(20)%
Gas revenue	702	3,977	(3,275)	(82)%
NGL revenue	1,158	4,339	(3,181)	(73)%
Total revenues	$48,169	$66,060	$(17,891)	(27)%

Oil Revenue

Oil revenues for 2023 decreased $11.4 million, or 20%, from 2022, related to lower oil sales prices and the 2022 NRO Divestiture. The following table reflects oil prices, the price impact of NRO’s derivative settlements and oil production volumes for the year ended December 31, 2023 and 2022.

	Year ended December 31,
	2023	2022
Oil revenue (per barrel)	$75.06	$93.29
Impact of net cash (paid) received related to settlement of derivatives (per barrel)(1)	(1.60)	(32.15)
Oil net price including all derivative settlements (per barrel)	$73.46	$61.14
Oil production volumes (Mbbls)	617	619
Per day oil production volumes (Mbbls/d)	1.7	1.7

(1)	Included in net gain (loss) on derivatives on the Condensed Consolidated Statements of Operations.

Gas Revenue

Natural gas revenue for 2023 decreased $3.3 million, or 82%, from 2022, related to lower natural gas sales prices and lower production. The following table reflects natural gas prices, the price impact of NRO’s derivative settlements and natural gas production volumes for the years ended December 31, 2023 and 2022.

	Year ended December 31,
	2023	2022
Natural gas revenue (per Mcf)	$0.79	$4.32
Impact of net cash (paid) received related to settlement of derivatives (per Mcf)(1)	(0.04)	(2.02)
Natural gas net price including all derivative settlements (per Mcf)	$0.75	$2.30
Natural gas production volumes (MMcf)	888	920
Per day natural gas production volumes (MMcf/d)	2.4	2.5

(1)	Included in net gain (loss) on derivatives on the Condensed Consolidated Statements of Operations.

NGL revenue:

NGL revenue for 2023 decreased $3.2 million, or 73%, from 2022, related to lower sales prices and lower production. The following table reflects NGL prices and NGL production volumes for the years ended December 31, 2023 and 2022. NRO did not have any derivative settlements related to its NGL volumes for the years ended December 31, 2023 and 2022.

	Year ended December 31,
	2023	2022
NGL revenue (per barrel)	$7.77	$26.78
NGL net price including all derivative settlements (per barrel)	$7.77	$26.78
NGL production volumes (Mbbls)	149	162
Per day NGL production volumes (Mbbls/d)	0.4	0.4

Operating expenses and income (loss) from operations analysis:

	Year ended December 31,				Per Boe Expense
	2023	2022	$ Change	% Change	2023	2022
	(Thousands)				(Thousands)
Operating Expenses:
Lease operating expenses	$4,616	$3,942	$674	17%	$5.05	$4.22
Production taxes	4,409	4,975	(566)	(11)%	4.82	5.33
Depletion, depreciation, and amortization	16,116	17,760	(1,644)	(9)%	17.63	19.01
Impairment	5,078	330	4,748	NM	5.56	0.35
General and administrative	4,068	4,260	(192)	(5)%	4.45	4.56
Total operating expenses	$34,287	$31,267	$3,020	10%	$37.51	$33.48
Income from operations	$13,882	$34,792	$(20,910)	(60)%	$15.19	$37.25

NM:	A percentage calculation is not meaningful due to change in signs, a zero-value denominator, or a percentage change greater than 200.

Lease operating expenses increased $0.7 million for the year ended December 31, 2023, compared to the year ended December 31, 2022, related to increased operating activity, well counts and service cost inflation.

Production taxes decreased $0.6 million for the year ended December 31, 2023, compared to the year ended December 31, 2022, due to lower revenue from lower commodity prices and lower sales volumes.

Depletion, depreciation and amortization decreased $1.6 million for the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily related to lower proved reserves resulting from lower commodity prices.

Impairment increased $4.7 million for the year ended December 31, 2023, compared to the year ended December 31, 2022, related to the NRO Agreement.

General and administrative expenses decreased $0.2 million for the year ended December 31, 2023, compared to the year ended December 31, 2022, related to lower expenses incurred on labor-related costs.

Results below include income from operations:

	Year ended December 31,
	2023	2022	$ Change	% Change
	(Thousands)
Income from operations	$13,882	$34,792	$(20,910)	60%
Gain on sales of oil and gas properties	5,926	25,331	(19,405)	(77)%
Gain (loss) on commodity derivatives	1,977	(18,464)	20,441	NM
Net interest expense	(2,011)	(895)	(1,116)	125%
Other income (expense)	(13)	15	(28)	NM
Net income	$19,761	$40,779	$(21,018)	(52)%

NM:	A percentage calculation is not meaningful due to change in signs, a zero-value denominator, or a percentage change greater than 200.

NRO recorded a $5.9 million gain on the sale of oil and gas properties for the year ended December 31, 2023, resulting from the 2023 NRO Divestiture. For the year ended December 31, 2022, NRO recorded a $25.3 million gain on the sale of oil and gas properties resulting from the 2022 NRO Divestiture.

NRO had a $20.4 million increase in the gain on derivative instruments for the year ended December 31, 2023, compared to the year ended December 31, 2022, due to decreasing commodity prices.

The $1.1 million increase in interest expense for the year ended December 31, 2023 compared to the year ended December 31, 2022, relates to higher average debt outstanding and an increase in interest rates.

Management’s Discussion and Analysis of Financial Condition and Liquidity

Overview and Liquidity

NRO’s primary sources of liquidity have historically been cash on hand, cash flows from operations, borrowings under its credit facilities and equity provided from investors. NRO expects that a combination of these sources will be sufficient to fund its working capital needs into the future.

Due to the NRO Acquisition, NRO did not drill any wells during the six months of 2024. In 2023, NRO drilled and completed five wells, and in 2022, also drilled and completed five wells. For the years ended December 31, 2023 and 2022, NRO’s aggregate development, drilling and completion capital expenditures, excluding leasehold and acquisitions and divestitures, were approximately $31.9 million and $34.7 million, respectively.

Credit Facility

Revolving Loan – On February 22, 2021, NRO entered into a revolving loan agreement (the “Loan Agreement”) with UMB Bank, N.A. (“UMB” or the “Lender”) a maturity of February 22, 2024. The Loan Agreement provides for a maximum revolving loan (the “Revolving Loan”) of $35,000,000 with an initial borrowing base of $10,000,000. In October 2022, the Loan Agreement was amended. The total borrowing base and sublimit increased to $30,000,000 for the Revolving Loan.

On March 31, 2023, NRO amended its Loan Agreement to provide for a maximum Revolving Loan of $50,000,000 which matures on February 22, 2026. As of the date of the amendment the borrowing base was increased to $35,000,000, with a sublimit of $25,000,000, and is subject to regular redeterminations by the Lender. Permitted distributions are subject to limitations defined within the amendment and required hedge transactions are amended such that as of September 30, 2023, and thereafter, so long as the borrowing base utilization exceeds 60%, NRO is required to maintain crude oil hedges of at least 60% of NRO’s anticipated crude oil production for a period of not less than 12 months, to be complied with on a quarterly basis.

All sums advanced under the Revolving Loan, together with all accrued but unpaid interest thereon, are due in full at maturity. The Loan Agreement requires NRO to maintain certain affirmative and negative covenants, including certain financial ratios defined in the Loan Agreement and second amendment, and provides the Lender with a first security interest in substantially all of NRO’s assets. The interest rate of the Revolving Loan is the lesser of the (1) Wall Street Journal prime rate, plus the applicable margin, or (2) the Maximum Rate as defined per the Loan Agreement. The interest rate as of December 31, 2023, was 9.50%. Commitment fees equal to 0.5% of the undrawn amount are payable quarterly under this agreement. The outstanding balance on the Revolving Loan as of June 30, 2024, was $11,033,000, due in full on the maturity date of February 22, 2026. Debt issuance cost was approximately $91,000.

On August 31, 2023, NRO amended its Loan Agreement to decrease the borrowing base to $33,000,000.

In conjunction with the NRO Acquisition, NRO liquidated its open hedge positions in January 2024 resulting in net cash proceeds of approximately $223,000. On January 31, 2024, NRO received a waiver of the minimum hedge transaction requirement from the Lender through July 1, 2024. The Revolving Loan is reflected as a long-term debt on NRO’s balance sheet as of June 30, 2024. Should NRO fail to repay the loan in full and the borrowing base utilization exceeds 60%, it would need to reapply the required hedges, or receive another such waiver from the Lender, or the Revolving Loan could become due on July 1, 2024. NRO repaid the Revolving Loan in full using the proceeds of the NRO Acquisition pursuant to the terms of the NRO Agreement.

March 2023 Term Loan – The March 2023 amended Loan Agreement also allows for a new Term Loan (“March 2023 Term Loan”) in the amount of $10,000,000. The March 2023 Term Loan shall be payable in monthly principal installments commencing on August 1, 2023, plus all accrued interest, and matures on July 1, 2024. The March 2023 Term Loan bears interest at a rate equal to the sum of the Prime Rate (as defined in the Loan Agreement), plus the Applicable Margin (as defined in the Loan Agreement); provided, however, that the interest rate on the March 2023 Term Loan shall never fall below 3.75%. The outstanding balance on the March 2023 Term Loan as of June 30, 2024, was $0. As of July 1, 2024, this loan matured and was paid off in full.

September 2021 Term Loan – On September 1, 2021, the Loan Agreement was amended to establish a term loan (“September 2021 Term Loan”) in the amount of $12,000,000 that matured on August 31, 2022. The September 2021 Term Loan was payable in monthly principal installments commencing January 31, 2022, plus all accrued interest. Interest for the September 2021 Term Loan was fixed at 5.25%. The September 2021 Term Loan also provides the lender with a first security interest in substantially all of NRO’s assets. As of December 31, 2023, this loan matured and was paid off in full.

Interest expense related to the Revolving Loan and the March 2023 Term Loan for the six months ended June 30, 2024 and 2023, was approximately $1,131,000 and $911,000, respectively.

Commodity Price Risk Management

NRO has historically entered into derivative contracts, primarily swaps and collars to hedge future crude oil and natural gas production in order to mitigate the risk of market price fluctuations. All derivative instruments are recorded on the consolidated balance sheets at fair value. NRO has elected not to apply hedge accounting to any of its derivative transactions; consequently, NRO recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts in other comprehensive income for those commodity derivatives that qualify as cash flow hedges.

In January 2024, in connection with the NRO Agreement, NRO received a waiver of the minimum hedge and liquidated all of its open hedge positions, resulting in net cash proceeds of approximately $223,000. Therefore, NRO did not have any commodity derivative instruments outstanding as of June 30, 2024.

Sources (Uses) of Cash

	Six Months Ended June 30,
	2024	2023
	(Thousands)
Net cash provided by (used in):
Operating activities	$11,335	$17,761
Investing activities	(1,328)	(12,394)
Financing activities	(9,550)	(4,359)
Increase in cash, cash equivalents and restricted cash	$457	$1,008

Operating activities:

Net cash provided by operating activities decreased $6.4 million in for the six months ended June 30, 2024 compared to the six months ended June 30, 2023 primarily due to lower commodity prices and production taxes, partially offset by higher lease operating expense.

Investing activities:

During the six months ended June 30, 2024, net cash used in investing activities was $1.3 million related to leasehold and development expenses of proved and unproved properties. During the six months ended June 30, 2023, net cash used in investing activities was $12.4 million related to the drilling of five wells during the first half of the year and flowback expenses from five wells that were turned-inline at the end of 2022.

Financing activities:

Net cash used in financing activities during the six months ended June 30, 2024 includes $9.6 million in net cash repayments on the Revolving Loan related to core business activities borrowings. Net cash used in financing activities during the six months ended June 30, 2023 includes $4.2 million in net cash repayments on the Revolving Loan related to core business activities.

Critical Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Depreciation, depletion, and amortization of oil and gas properties and the impairment of proved oil and gas properties are determined using estimates of oil and gas reserves. There are numerous uncertainties in estimating the quantity of reserves and in projecting the future rates of production and timing of development expenditures, including future costs to dismantle, dispose, and restore NRO’s properties. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way.

The more significant reporting areas impacted by management’s judgments and estimates are as follows:

Oil and Gas Properties

NRO accounts for its oil and gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisitions, successful exploratory wells, and development wells are capitalized. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells, delay rentals, and oil and gas production costs. Capitalized costs of proved leasehold costs are depleted on a well-by-well basis using the units-of-production method based on total proved developed producing oil and gas reserves. Other capitalized costs of producing properties are also depleted based on total proved developed producing reserves. Depletion expense for the six months ended June 30, 2024 and 2023 was approximately $7.1 million and $9.2 million, respectively.

NRO assesses its proved oil and gas properties for impairment whenever events or circumstances indicate that the carrying value of the assets may not be recoverable, but at least annually. The impairment test compares undiscounted future net cash flows to the assets’ net book value. If the net capitalized costs exceed future net cash flows, then the cost of the property is written down to the estimated fair value. Fair value for oil and natural gas properties is generally determined based on an analysis of discounted future net cash flows adjusted for certain risk factors.

Unproved properties are assessed periodically on a project-by-project basis to determine whether an impairment has occurred. NRO’s management’s assessment includes consideration of the results of exploration activities, commodity price predictions or forecasts, planned future sales, or expiration of all or a portion of such projects.

At December 31, 2023, NRO’s management determined there was an impairment of $5.1 million related to the NRO Acquisition. At December 31, 2022, NRO’s management determined there was an impairment of $0.3 million related to the expiration of non-core undeveloped leases. There was no impairment booked for the six months ended June 30, 2024.

Gains and losses arising from sales of oil and gas properties are included in other income. However, a partial sale of proved properties within an existing field that does not significantly affect the unit-of-production depletion rate will be accounted for as a normal retirement with no gain or loss recognized. The sale of a partial interest within a proved property is accounted for as a recovery of cost. The partial sale of unproved property is accounted for as a recovery of cost when there is uncertainty of the ultimate recovery of the cost applicable to the interest retained.

Derivative Instruments

Prior to signing the NRO Agreement, NRO entered into derivative contracts, primarily swaps and collars, to hedge future crude oil and natural gas production in order to mitigate the risk of market price fluctuations. All derivative instruments are recorded on the consolidated balance sheets at fair value. NRO has elected not to apply hedge accounting to any of its derivative transactions; consequently, NRO recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts in other comprehensive income for those commodity derivatives that qualify as cash flow hedges.

Revenue Recognition

NRO recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. Revenue from the sale of oil, natural gas and NGLs is recognized when the product is delivered to the customers’ custody transfer points, and collectability is reasonably assured. NRO fulfills the performance obligations under the customer contracts through daily delivery of oil, natural gas and NGLs to the customers’ custody transfer points, and revenues are recorded on a monthly basis. The prices received for oil, natural gas and NGLs sales under NRO’s contracts are generally derived from stated market prices, which are then adjusted to reflect deductions, including transportation, fractionation, and processing. As a result, the revenues from the sale of oil, natural gas and NGLs will decrease if market prices decline. The sales of oil, natural gas and NGLs as presented on the condensed consolidated statements of income represent NRO’s share of revenues, net of royalties and excluding revenue interests owned by others. When selling oil, natural gas and NGLs on behalf of royalty owners or working interest owners, NRO acts as an agent and, thus, reports the revenue on a net basis. To the extent actual volumes and prices of oil, natural gas and NGLs sales are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and prices for those properties are estimated and recorded.

Oil and Gas Data

Costs Incurred

The following table sets forth the costs incurred for property acquisitions, exploration, and development activities:

	Year ended December 31,
	2023	2022
Acquisition Costs:
Proved	$134,895	$1,028,411
Unproved	720,003	1,213,079
Exploration Costs
Geological and geophysical	—	—
Development costs	31,918,742	34,719,791
Total costs incurred	$32,773,640	$36,961,281

Oil and Natural Gas Reserves

The reserve estimates presented below were made in accordance with GAAP requirements for disclosures about oil and gas producing activities and SEC rules for oil and gas reporting of reserve estimation and disclosure.

Proved reserves are the estimated quantities of oil, gas, and NGLs which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined, and the price to be used is the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

The tables below present a summary of changes in the NRO’s estimated net proved reserves for each of the years ended December 31, 2023, 2022, and 2021. All of NRO’s proved reserves are located in the state of Colorado in the United States of America. NRO engaged CG&A to audit internal engineering estimates of NRO’s total calculated proved reserves volumes and net PV-10 for each year presented. NRO emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

	Oil (bbl)	Gas (Mcf)	Liquids (bbl)	BOE
Proved Developed and Undeveloped Reserves
As of December 31, 2021	9,150,124	16,386,179	4,126,059	16,007,213
Revisions	(1,806,746)	875,476	(850,846)	(2,511,680)
Extensions	2,238,184	5,752,187	1,031,821	4,228,703
Divestiture of reserves	(1,705,171)	(3,197,920)	(785,350)	(3,023,508)
Acquisition of reserves	—	—	—	—
Production	(618,787)	(919,804)	(161,585)	(933,673)
As of December 31, 2022	7,257,604	18,896,118	3,360,099	13,767,056
Revisions	177,709	485,626	(40,027)	218,620
Extensions	1,992,949	4,513,455	786,530	3,531,722
Divestiture of reserves	(155,373)	(286,151)	(49,733)	(252,798)
Acquisition of reserves	—	—	—	—
Production	(616,616)	(887,881)	(149,000)	(913,596)
As of December 31, 2023	8,656,273	22,721,167	3,907,869	16,351,003

Proved developed reserves as of:
December 31, 2021	3,731,662	6,669,807	1,182,570	6,025,867
December 31, 2022	2,599,724	6,452,542	1,103,821	4,778,969
December 31, 2023	2,481,059	7,689,981	1,287,231	5,049,954

Proved undeveloped reserves as of:
December 31, 2021	5,418,462	9,716,372	2,943,489	9,981,346
December 31, 2022	4,657,880	12,443,576	2,256,278	8,988,087
December 31, 2023	6,175,214	15,031,186	2,620,638	11,301,050

During the year ended December 31, 2023, NRO’s total proved positive revisions of 219 Mboe were comprised of an increase of 333 Mboe from improved results from development, an increase of 58 Mboe due to the delayed reversionary interest and increased net volumes as a result of a decrease in commodity prices, and a decrease of 172 Mboe due to accelerated reversionary interests as a result of lower capital costs. NRO’s total proved extensions totaled 3,532 Mboe, comprised of the addition of 3,160 Mboe from nine net (nine gross) proved undeveloped locations and 372 Mboe from one net (one gross) proved developed well. NRO spent $22.1 million in development costs drilling four net (four gross) proved undeveloped locations, representing 1,496 Mboe of proved developed reserves as of December 31, 2023, a decrease of 191 Mboe from their respective proved undeveloped reserves at the beginning of 2023. NRO’s forecast shows all proved undeveloped reserves will be drilled within five years. NRO divested 253 Mboe of proved reserves related to the 2023 NRO Divestiture.

During the year ended December 31, 2022, NRO’s total proved negative revisions of 2,512 Mboe were comprised of 2,541 of negative changes to decline curve estimates based on reservoir engineering analysis and well performance, a decrease of 406 Mboe due to accelerated reversionary interests as a result of higher commodity prices and decreased net volumes, and an increase of 435 Mboe due to delayed reversionary interests and increased net volumes as a result of lower capital costs. NRO’s extensions totaled 4,229 Mboe, comprised of the addition of 3,811 Mboe from 13 net (16 gross) proved undeveloped locations and 418 Mboe from one net (one gross) proved developed well. NRO spent $22.9 million in development costs drilling four net (four gross) proved undeveloped locations, representing 1,568 Mboe of proved developed reserves as of December 31, 2022, a decrease of 280 Mboe from their respective proved undeveloped reserves at the beginning of 2022. NRO’s forecast shows all proved undeveloped reserves will be drilled within five years. NRO divested 3,024 Mboe of proved reserves related to the 2022 NRO Divestiture.

Proved Undeveloped Reserves (PUDs)

At December 31, 2023, NRO’s estimated PUD reserves were approximately 11,301 Mboe, an increase of 2,313 Mboe over the reserve estimate at December 31, 2022 of 8,988 Mboe.

	Oil (bbl)	Gas (Mcf)	Liquids (bbl)	BOE
Proved undeveloped reserves at December 31, 2021	5,418,465	9,716,371	2,943,486	9,981,346
Revisions	(767,075)	1,143,414	(533,752)	(1,110,258)
Extensions	2,044,569	5,109,608	914,658	3,810,828
Divestiture of reserves	(1,061,102)	(1,672,018)	(506,523)	(1,846,295)
Acquisition of reserves	—	—	—	—
Conversions into proved developed reserves (prior year balance)	(976,977)	(1,853,798)	(561,591)	(1,847,534)
Proved undeveloped reserves at December 31, 2022	4,657,880	12,443,577	2,256,278	8,988,088
Revisions	545,132	1,207,503	145,810	892,193
Extensions	1,818,434	3,932,001	686,258	3,160,026
Divestiture of reserves	(27,183)	(72,494)	(13,048)	(52,314)
Acquisition of reserves	—	—	—	—
Conversions into proved developed reserves (prior year balance)	(819,049)	(2,479,401)	(454,660)	(1,686,943)
Proved undeveloped reserves at December 31, 2023	6,175,214	15,031,186	2,620,638	11,301,050

During the year ended December 31, 2023, the increase in PUD reserves was primarily attributable to extensions of 3,160 Mboe from nine net (nine gross) PUD locations. NRO’s PUD positive revisions of 892 Mboe were comprised of an increase of 720 Mboe attributable to improved results from development, an increase of 247 Mboe due to the delayed reversionary interest and increased net volumes as a result of a decrease in commodity prices, and a decrease of 75 Mboe due to accelerated reversionary interests as a result of lower capital costs. NRO converted into proved developed reserves 1,687 Mboe related to locations that were successfully drilled and completed. NRO divested 52 Mboe of PUD reserves related to the 2023 NRO Divesture.

At December 31, 2022, NRO’s estimated PUD reserves were approximately 8,988 Mboe, a decrease of 993 Mboe over the reserve estimate at December 31, 2021 of 9,981 Mboe. The decrease was primarily due to divestiture of 1,848 Mboe of PUD reserves related to the 2022 NRO Divestiture and conversion of 1,847 Mboe into proved developed reserves related to locations that were successfully drilled and completed. NRO’s negative revisions of 1,110 Mboe of PUD reserves were comprised of a decrease of 978 Mboe from recent well results for development well spacing patterns, a decrease of 345 Mboe due to the accelerated reversionary interest and decreased net volumes as a result of an increase in commodity prices, and an increase of 213 Mboe due to delayed reversionary interests as a result of higher capital costs. NRO’s extensions of 3,811 Mboe were from 13 net (16 gross) PUD locations.

Revisions represent changes in previous reserves estimates, either upward or downward, resulting from new information normally obtained from development drilling and production history or resulting from a change in economic factors, such as commodity prices, operating costs or development costs.

Oil, natural gas and NGLs reserve engineering is an estimation of accumulations of oil, natural gas and NGLs that cannot be measured exactly. The accuracy of any reserves estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserves estimates may vary from the quantities of oil, natural gas and NGLs that are ultimately recovered.

Capitalized Costs

The following table sets forth the capitalized costs relating to oil and gas properties and accumulated depletion:

	Year ended December 31,
	2023	2022
Proved oil and gas properties	$137,855,719	$113,415,744
Unproved oil and gas properties	1,690,690	1,068,954
Accumulated depletion	(41,010,449)	(25,691,574)
Net capitalized costs	$98,535,960	$88,793,124

Standardized Measure of Discounted Future Net Cash Flows

NRO computes a standardized measure of discounted future net cash flows and changes therein relating to estimated proved reserves in accordance with authoritative accounting guidance. Future cash inflows and production and development costs are determined by applying prices and costs, including transportation, quality, and basis differentials, to the year-end estimated future reserve quantities. Estimated future income taxes are computed using the current statutory income tax rates, including consideration for estimated future statutory depletion. The resulting future net cash flows are reduced to present value amounts by applying a 10 percent annual discount factor.

Future operating costs and production taxes are determined based on estimates of expenditures to be incurred in developing and producing the estimated proved reserves at the end of the period using year end costs and assuming continuation of existing economic conditions, plus estimated abandonment costs.

The assumptions used to compute the Standardized Measure of discounted future net cash flows are those prescribed by the FASB and the SEC. These assumptions do not necessarily reflect NRO’s expectations of actual revenues to be derived from those reserves, nor their present value amount. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure of discounted future net cash flows computations since these reserve quantity estimates are the basis for the valuation process. The following prices used in the calculation of proved reserve estimates reflect the unweighted arithmetic average of the first-day-of-the-month price of each month within the trailing 12-month period in accordance with SEC rules. We then adjust these prices to reflect transportation, quality and location differentials over the period in estimating our net proved reserves.

	Year ended December 31,
	2023	2022
Oil ($/bbl)	$78.22	$93.67
Gas ($/mmbtu)	$2.64	$6.36

The Standardized Measure of discounted future net cash flows from NRO’s proved oil and gas reserves is presented in the following table:

	Year ended December 31,
	2023	2022
Future cash inflows	$797,665,069	$883,016,626
Future production costs and taxes	(304,141,326)	(293,548,055)
Future development costs	(170,282,285)	(147,621,778)
Future income tax expense	—	—
Future net cash flows	323,241,458	441,846,793
10% annual discount for estimated timing of cash flows	(149,312,372)	(197,175,725)
Standardized Measure of discounted future net cash flows	$173,929,086	$244,671,068

The following are the principal sources of changes in the standardized measure of discounted future net cash flows from the Company’s proved oil and gas reserves:

	Year ended December 31,
	2023	2022
Balance, beginning of year	$244,671,068	$259,924,928
Net change in prices and production costs	(98,531,959)	66,158,782
Net change in future development costs	3,286,634	(18,682,942)
Oil & Gas net revenue	(39,144,165)	(57,149,450)
Extensions	31,061,825	52,216,906
Acquisition of reserves	—	—
Divestiture of reserves	(8,286,790)	(48,657,637)
Revisions of previous quantity estimates	3,822,640	(49,945,233)
Previously estimated development costs incurred	21,453,129	15,239,276
Net change in taxes	—	—
Accretion of discount	24,467,107	25,992,493
Changes in timing and other	(8,870,403)	(426,055)
Balance, end of year	$173,929,086	$244,671,068

Internal Controls and Qualifications of Technical Persons

In accordance with the Reserve Standards and guidelines established by the SEC, CG&A estimated 100% of NRO’s proved reserve information as of December 31, 2023. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Reserve Standards.

NRO maintains an internal staff of petroleum engineers and geoscience professionals who work closely with its independent reserve engineers to ensure the integrity, accuracy and timeliness of the data used to calculate its proved reserves relating to its assets. NRO’s internal technical team members met with independent reserve engineers periodically during the period covered by the reserve report to discuss the assumptions and methods used in the proved reserve estimation process. NRO provides historical information to the independent reserve engineers for its properties such as ownership interest, oil and natural gas production, well data, commodity prices and operating and development costs.

The preparation of NRO’s proved reserve estimates is completed in accordance with NRO’s internal control procedures. These procedures, which are intended to ensure reliability of reserve estimations, include the following:

●	review and verification of historical production data, working interest, net revenue interest, lease operating statements, capital costs, severance and ad valorem taxes, which data is based on actual production as reported by NRO;

●	verification of property ownership by NRO’s land department;

●	preparation of reserve estimates by NRO’s Co-President;

●	review by NRO’s Co-President of all of NRO’s reported proved reserves, including the review of all significant reserve changes and all new proved undeveloped reserves additions; and

●	direct reporting responsibilities and final approval by NRO’s Co-President to NRO’s Management Committee.

Andrew Haney, Co-President, is the technical person primarily responsible for overseeing the preparation of NRO’s reserves estimates. He has over 20 years of experience in the oil and gas industry with experience in reservoir engineering, production operations, drilling and planning for multiple public and private companies. He has a Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines and a Master of Science in Global Energy Management from the University of Colorado. He is a member of the Society of Petroleum Engineers.

Drilling Activity

The following table sets forth the exploratory and development wells completed (operated and non-operated) during the years ended December 31, 2023 and 2022:

	Year Ended December 31
	2023		2022
	Gross	Net	Gross	Net
Exploratory
Productive Wells	—	—	—	—
Dry Wells	—	—	—	—
Total Exploratory Wells	—	—	—	—
Development
Productive Wells	5	5	5	5
Dry Wells	—	—	—	—
Total Development Wells	5	5	5	5
Total	5	5	5	5

At December 31, 2023, NRO did not have any wells that were in the process of being drilled, completed, awaiting completion, or any other related material activities.

As a result of the NRO Acquisition, NRO did not drill and complete any wells during the six months ended June 30, 2024.

Production and Cost History

The following tables set forth information regarding net production of oil, natural gas and NGLs and certain price and cost information for each of the periods indicated. The information set forth below related to NRO consists of the historical results for the six months ended June 30, 2024 and 2023 and years ended December 31, 2023 and 2022:

	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022
Oil:
Total production (Mbbls)	278	298	617	619
Average sales price ($ per Bbl), including derivatives	$75.60	$71.98	$73.46	$61.14
Average sales price ($ per Bbl), excluding derivatives	$75.60	$72.38	$75.06	$93.29
Natural Gas:
Total production (MMcf)	471	354	888	920
Average sales price ($ per Mcf), including derivatives	$0.52	$0.44	$0.75	$2.30
Average sales price ($ per Mcf), excluding derivatives	$0.52	$0.92	$0.79	$4.32
Natural Gas Liquids:
Total production (Mbbls)	62	68	149	162
Average sales price ($ per Bbl), including derivatives	$6.52	$8.51	$7.77	$26.78
Average sales price ($ per Bbl), excluding derivatives	$6.52	$8.51	$7.77	$26.78
Oil Equivalents:
Total production (MBoe)	419	425	914	934
Average daily production (Boe/d)	2,300	2,348	2,504	2,559
Average production costs ($ per Boe)(1)(2)	$11.64	$9.38	$9.29	$8.33

(1)	Excludes ad valorem and severance taxes

(2)	Represents lease operating expense and gathering, transportation, and processing per Boe using total production volumes.

Wells

The following table sets forth the number wells in which NRO owned a working interest, all of which are operated as of December 31, 2023:

	Total
	Gross	Net
DJ Basin	26	25

Developed and Undeveloped Acreage

The following table sets forth NRO’s leasehold acreage as of December 31, 2023.

	Developed Acres		Undeveloped Acres			Total Acres
	Gross	Net	Gross		Net	Gross	Net
DJ Basin	5,035	4,707	90	1	819	5,938	5,525

All of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their primary terms unless an extension provision within the lease is executed or production has been established, in which event the lease will remain in effect until the cessation of production. The following table sets forth, as of December 31, 2023, the extension provisions of the undeveloped acres subject to leases summarized in the above table of developed and undeveloped acreage.

	2024		2025		2026
	Gross	Net	Gross	Net	Gross	Net
Extension Acres	234	234	—	—	3	3

All of the leases comprising the undeveloped acreage set forth in the acreage tables above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. The following table sets forth, as of March 31, 2024, the expiration periods of the undeveloped acres that are subject to leases summarized in the above acreage tables.

	2024		2025		2026
	Gross	Net	Gross	Net	Gross	Net
Expiration	180	180	80	80	373	304

Operations

General

NRO is the operator of substantially all of its acreage. As operator, NRO obtains regulatory authorizations, designs and manages the development of a well and supervises operation and maintenance activities on a day-to-day basis. NRO does not own drilling rigs or the majority of the other oil field service equipment used for drilling or maintaining wells on the properties it operates. Independent contractors engaged by NRO provide a majority of the equipment and personnel associated with these activities. NRO utilizes the services of drilling, production and reservoir engineers and geologists and other specialists who work to improve production rates, increase reserves and lower the cost of operating NRO’s oil and natural gas properties.

Marketing

NRO markets all of the oil, natural gas and NGL production from its operated properties. For the six months ended June 30, 2024, NRO sold all of its oil, natural gas and NGL production to four purchasers, one of which accounted for 90% of NRO’s sales and one customer accounted for approximately 96% of accrued oil and gas sales. For the six months ended June 30, 2023, NRO’s largest customers accounted for 90% of NRO’s sales and one customer accounted for approximately 96% of accrued oil and gas sales.

As of and for the year ended December 31, 2023, NRO’s largest customer generated approximately 90% of sales, and one customer accounted for approximately 95% of accrued oil and gas sales. As of and for the year ended December 31, 2022, NRO’s two largest customers generated approximately 82% and 15% of sales, and one customer accounted for approximately 88% of accrued oil and gas sales. The loss of any single purchaser could materially and adversely affect NRO’s revenues in the short-term; however, NRO believes that the loss of any of its purchasers would not have a long-term material adverse effect on its results of operations as oil, natural gas and NGLs are fungible products with well-established markets and numerous purchasers.

The majority of NRO’s production is party to crude oil purchase contracts, pursuant to which the counterparty is required to receive and purchase all crude oil produced from wells operated by NRO delivered to a terminal located in Weld County. NRO predominantly utilizes trucking to deliver its crude oil to the purchasers.

NRO is a party to various gas gathering agreements pursuant to which it has dedicated acreage, which the counterparty is required to receive and purchase all natural gas produced from wells operated by NRO located within the dedicated area through the term of the contracts. In exchange for NRO’s land dedication, NRO receives certain gathering and delivery rights.

NRO is party to produced water agreements where it has dedicated its acreage to deliver produced water to certain water disposal facilities located throughout Weld County.

Title to Properties

NRO has obtained title opinions on substantially all of its producing properties and believes that it utilizes methods consistent with practices customary in the oil and gas industry and that its practices are adequately designed to enable it to acquire satisfactory title to its producing properties. Prior to completing an acquisition of producing oil and gas leases, NRO performs title reviews on the most significant leases and, depending on the materiality of the properties, NRO may obtain a title opinion or review previously obtained title opinions. NRO’s oil, natural gas and NGL producing properties are subject to customary royalty and other interests, liens for current taxes, liens under its existing credit facility and other burdens, none of which materially interfere with NRO’s use of its properties.

Employees

NRO does not have, and never has had, any employees. NRO’s key personnel are employees of an affiliated management company to which NRO pays a monthly service fee. NRO also contracts for the services of independent consultants involved in field operations, land, regulatory, accounting, financial and other disciplines as needed.

Offices

Since its inception, NRO has leased, or subleased, sufficient office space to support its business operations. Since October 1, 2023, NRO’s offices have been located at 3773 Cherry Creek North Drive, Suite 670, Denver, Colorado 80209.

Legal Proceedings

NRO is not a party to any lawsuits and, since its inception, has not been a party to any material lawsuits. NRO cannot predict whether it will in the future be subject to lawsuits in the normal course of its business. NRO’s management, however, believes that there are no facts surrounding its operations that would support any such lawsuits or lead to damages that could have a material adverse effect on its operations or its financial condition.